EXHIBIT 99.1


             CNS RESPONSE COMPLETES REVERSE MERGER INTO STRATIVATION

                     RAISES $7 MILLION IN PRIVATE PLACEMENT

COSTA MESA, CALIF., MARCH 9, 2007 -- CNS Response, Inc. ("CNSR") today announced the completion of its reverse merger into publicly held Strativation, Inc. (OTC:
STVT.OB). The combined company will operate as CNS Response, Inc. under the leadership of the CNSR management team and will trade on the Over-the-Counter Stock Market under the symbol "CNSO."

The merger creates a publicly traded company uniquely focused on the first proven neurophysiologic biomarker system for psychiatric treatment and CNS drug development. CNSR's business is focused on the commercialization of a patented statistical probability system that aids physicians in the identification of effective medications for patients with certain behavioral (mental or addictive) disorders. This methodology is called "REFERENCED-EEG" or "REEG".

CNSR also announced that it raised approximately $7 million in gross proceeds through a private placement of 5.84 million units at $1.20 per unit. Each unit consists of one share of common stock and a five-year non-callable warrant to purchase three-tenths of a share at an exercise price of $1.80. As a result of the private placement, CNS Response will have approximately 25 million basic shares outstanding.

Leonard Brandt, Chief Executive Officer of CNS Response, said, "Our merger into Strativation and simultaneous capital raise provides the public vehicle and funds to continue to pursue the validation and commercialization of our core Referenced-EEG (rEEG) technology. Reported open-label, retrospective and blinded prospective studies have shown rEEG to have successfully guided physician treatments of patients between 70% and 90% of the time. Most of the patients in these studies were considered treatment-resistant based on failure to respond to previous medication efforts. rEEG also affords numerous applications in CNS drug discovery and development, a field which has been plagued by the same lack of physiologic markers as clinical psychiatric care."

Under terms of the transaction, CNS Response has committed to use its best efforts to register the privately placed shares by filing a Registration Statement with the U.S. Securities & Exchange Commission (SEC) within the next 45 days.

Brean Murray, Carret & Co., LLC served as financial advisor to CNS Response on the reverse merger and acted as sole placement agent in the $7 million capital raise.

ABOUT CNS RESPONSE
CNS  Response is the first  company to  commercialize  an  objective  system for matching mental and addiction patient physiology to treatment outcome (a biomarker system) thereby fundamentally altering the treatment of neuropsychiatric illness. Referenced-EEG (rEEG) is a


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patented  technology  that  utilizes  common   electroencephalography  (EEG)  in
conjunction with a normative database and a proprietary clinical (symptomatic) database to identify abnormal patient physiology. Appropriate medications are then selected specifically based upon proprietary treatment algorithms that correlate treatment to identified abnormalities. CNS Response has developed this technology to assess the presence of individual neurophysiologic abnormalities and to guide subsequent psychiatric treatment. Retrospective and prospective studies of treatment-resistant patients in managed care, outpatient psychiatric and residential substance abuse clinical settings have reported treatment success of 70% or greater. rEEG can also be used to stratify study populations to improve the success of FDA clinical trials, to provide insight on effective therapeutic dosing of investigational drugs, to identify additional indications
for   psychiatric   medications,   to  provide   insight  into   effective  drug
combinations, and to identify psychiatric indications for non-psychiatric medications.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.


CONTACTS:

THE RUTH GROUP
John Quirk / Sara Ephraim (investors)
(646) 536-7029 / 7002
jquirk@theruthgroup.com
sephraim@theruthgroup.com

Janine McCargo / Jason Rando (media)
(646) 536-7033 / 7025
jmccargo@theruthgroup.com
jrando@theruthgroup.com


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